Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

COMMUNITY FINANCIAL SHARES, INC.

(Pursuant to 8 Del. Code Section 242)

Community Financial Shares, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

First: That resolutions of the Board of Directors of said corporation were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring such amendment to be advisable. The resolution setting froth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that the following amendment, which shall replace Article FOURTH of the Company’s Certificate of Incorporation in its entirety, is hereby approved and declared advisable by the Board of Directors:

The total number of shares of capital stock which the corporation shall have authority to issue is six million (6,000,000), consisting of five million (5,000,000) shares of common stock (the “Common Stock”), all of such shares of Common Stock shall be without par value, and one million (1,000,000) shares of preferred stock (the “Preferred Stock”), par value $1.00 per share. Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of stockholders.

The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

Second: That, thereafter, pursuant to resolutions adopted by the corporation’s Board of Directors, the stockholders of said corporation approved the amendment at a duly called meeting of stockholders.

Third. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Community Financial Shares, Inc. has caused this Certificate of Amendment to be signed this 14th day of May 2009.

COMMUNITY FINANCIAL SHARES, INC.

By:	/s/ Scott W. Hamer
Scott W. Hamer
President and Chief Executive Officer

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